                                                                    EXHIBIT 99.1




Contact:      Susan A. Brownie
              Chief Financial Officer
              (615) 301-3163
              ir@healthstream.com

              Media
              Mollie Elizabeth Condra
              Communications & Investor Relations
              (615) 301-3237
              mollie.condra@healthstream.com


               HEALTHSTREAM ANNOUNCES SECOND QUARTER 2006 RESULTS

HIGHLIGHTS:

      o Revenues of $8.2 million in the second quarter of 2006, up $1.4 million, or 21%, over the second quarter of 2005
      o Net income of $289,000 in the second quarter of 2006, compared to $23,000 in the second quarter of 2005
      o EBITDA of $1.0 million in the second quarter of 2006, compared to $740,000 in the second quarter of 2005
      o 1,309,000 healthcare professional subscribers fully implemented on our Internet-based learning network at June 30, 2006
      o     Established new $7.0 million line of credit

NASHVILLE, TENN. (JULY 25, 2006) -- HealthStream, Inc. (NASDAQ: HSTM), a leading provider of learning solutions for the healthcare industry, announced today results for the second quarter ended June 30, 2006.

FINANCIAL RESULTS:
SECOND QUARTER 2006 COMPARED TO SECOND QUARTER 2005 Revenues for the second quarter of 2006 increased by $1.4 million, or 21 percent, to $8.2 million, compared to $6.8 million for the second quarter of 2005. Revenue increases of $1.2 million resulted from our hospital-based business and were split evenly between growth in survey and research products and our HealthStream Learning Center(TM) subscriber base. Courseware subscription revenues were up modestly compared to the prior year quarter. Revenues from our pharmaceutical and medical device business improved 20 percent over the prior year quarter, primarily associated with growth in live events of $212,000.

The portion of revenues derived from our Internet-based subscription products, which includes revenues from the HLC, courseware subscriptions, online training services (RepDirect(TM)), and HospitalDirect(TM), increased by $601,000, or 15 percent, over the prior year quarter. Since our survey and research products are not Internet-based, the percentage of total revenues from Internet-based subscription products decreased to 56 percent for the second quarter of 2006 from 59 percent for the second quarter of 2005, primarily due to the growth in our survey and research products mentioned above. Revenues from our survey and research products increased by 50 percent when compared to the second quarter of 2005.

Gross margins, which we define as revenues less cost of revenues (excluding depreciation and amortization) divided by revenues, declined to 62 percent for the second quarter of 2006 from 64 percent for the second quarter of 2005. This decline resulted from lower margins within our

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pharmaceutical and medical device business, primarily associated with a loss on a specific large live event held during the quarter. This decline was partially offset by improved gross margins associated with our Internet-based products and our research products, which resulted from the increases in revenues mentioned above.

Net income for the second quarter of 2006 was $289,000, or $0.01 per share (basic and diluted), compared to $23,000, or $0.00 per share (basic and diluted), for the second quarter of 2005. The improvement over 2005 primarily resulted from increased revenues and related gross margin from our hospital-based business, and was partially offset by the loss on the specific live event mentioned above. Our net income was also impacted by increased expense associated with our Sixth Annual Learning Summit held in April 2006, which was attended by a record number of customers and prospects. Spending for the Summit approximated $475,000 during the second quarter of 2006, compared to $350,000 for the second quarter of 2005. We also experienced increases in product development and account management expenses due to additional personnel as well as increased share-based compensation. Share-based compensation expense resulting from the adoption of SFAS 123R was $228,000 during the second quarter of 2006 compared to $0 for the second quarter of 2005. Depreciation and amortization expenses declined over the prior year quarter by $93,000 resulting from certain assets reaching the end of their useful lives.

EBITDA (which we define as earnings before interest, taxes, share-based compensation, depreciation, and amortization) improved to $1.0 million for the second quarter of 2006, compared to $740,000 for the second quarter of 2005. This improvement is consistent with the factors mentioned above.

OTHER FINANCIAL INDICATORS
At June 30, 2006, the Company had cash, investments, and related interest receivable of $13.4 million, compared to $12.0 million at March 31, 2006. The increase in cash and investment balances resulted from cash receipts from customers, including reimbursements of pass-through expenses which we paid during the first quarter of 2006, and cash proceeds from stock option exercises. Capital expenditures, investments in feature enhancements, increased costs associated with our Learning Summit, and the loss on a specific live event partially offset these cash increases.

Days sales outstanding (DSO), which we calculate by dividing the accounts receivable balance, excluding unbilled and other receivables, by average daily revenues for the quarter, improved to 47 days for the second quarter of 2006 from approximately 54 days for the second quarter of 2005. This improvement resulted from strong collections from both customer channels.

NEW LINE OF CREDIT
On July 21, 2006, HealthStream signed a new $7.0 million line of credit with SunTrust Bank. The line of credit agreement provides flexibility as we continue to invest in our learning platform and look to acquire complementary technologies and companies. The commitment from SunTrust Bank adds financial strength to fund the Company's growth strategy.

The unsecured note matures on July 21, 2009 and bears interest at a variable rate based on the 30 Day LIBOR Rate plus 150 basis points. Unused balances are subject to a 10 basis point commitment fee. The facility includes certain financial and other covenants, including a maximum leverage ratio and a minimum tangible net worth requirement.

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HOSPITAL-BASED CUSTOMER CHANNEL (HCO) UPDATE
Our learning solutions are helping healthcare organizations improve their required regulatory training, while also offering an opportunity to train their employees in multiple clinical areas. In addition, our products are designed to improve knowledge of medical devices, thereby improving patient safety and reducing organizational risks.

At June 30, 2006, approximately 1,309,000 healthcare professionals were fully implemented to use our Internet-based HealthStream Learning Center(TM) for training and education. This number is up from approximately 1,113,000 at June 30, 2005, an 18 percent increase. The total number of contracted subscribers at June 30, 2006 was approximately 1,377,000, up from 1,222,000 at June 30, 2005, a
13 percent increase. "Contracted subscribers" include both those already implemented (1,309,000) and those in the process of implementation (68,000). Revenue recognition commences when a contract is fully implemented.

Customers representing approximately 93 percent of full-time equivalents (FTEs) renewed in the second quarter of 2006, while our renewal rate based on the annual contract value was approximately 112 percent. This experience compares to an FTE renewal rate of 99 percent during the second quarter of 2005 and 105 percent for the annual contract value renewal rate.

Several of our customers that renewed in the second quarter also chose to increase the number of users, as well as services and products received from HealthStream -- as reflected in the annual contract value renewal rate that exceeds 100 percent. CHRISTUS Health, for example, renewed with HealthStream, which more than tripled the total contract value from their first three-year agreement. They added several products, including Authoring Pro, AccessPass, and a Physician Learning Center. Stanford Health System also renewed their contract, adding their Lucile Packard Children's Hospital to the agreement -- which increased their total number of learners on HealthStream's platform from 6,400 to 10,500.

Sales from our survey and research products grew significantly during the second quarter of 2006. The 50 percent growth in revenues associated with our survey and research products resulted from growth from our existing customers and the services that we provide to them, as well as growth in new customer accounts.

We are continuing our negotiations with HCA regarding a revised longer-term agreement. Our current agreement with HCA was automatically renewed on October 1, 2005 in accordance with its terms, for one year, following the expiration of the initial four-year term. Either party may terminate the agreement upon 45-days notice to the other party.

PHARMACEUTICAL AND MEDICAL DEVICE CUSTOMER CHANNEL (PMD) UPDATE
HealthStream works with its pharmaceutical and medical device company customers to develop education initiatives that reach hospital-based healthcare professionals. Our innovative learning solutions are also used by these customers in their product launch plans and in support of their sales training efforts.

In May 2006, HealthStream produced the 2006 Global Education Symposium (live event) through a grant provided by Zimmer Dental. The event focused on advances in implant dentistry, and was attended by over 700 dentists. HealthStream worked with the Colorado Dental Association to develop the educational activities for this event that earned high marks by

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attendees with a 4.4 out of 5.0 rating for the overall program. While the event was a success for Zimmer Dental, HealthStream experienced a financial loss from this event due to both a revenue shortfall from lower than projected registration fees as well as expense overages in production costs, neither of which HealthStream was able to fully pass on to Zimmer Dental due to contract limitations.

During the second quarter, several of our long-term existing customers contracted for additional products and services. A leading medical device company customer selected HealthStream to develop and produce a series of live workshops for physicians and sales representatives on a product that is anticipated to soon receive approval in the U.S. This customer also opted to add the development of several online courses and preceptorships to their current services procured from HealthStream.

EXECUTIVE PERSONNEL ANNOUNCEMENTS
During the second quarter of 2006, we announced that J. Edward ("Eddie") Pearson joined the Company as senior vice president. In this position, Eddie will assume responsibility for the development and growth of our survey and research products. With over 22 years of experience in the healthcare industry, he has a strong background in providing Internet-based solutions for healthcare organizations, both with publicly traded and privately held companies.

Eddie's most recent position was president and chief executive officer (CEO) of DigiScript, an Internet-based training and communication solutions provider for the life sciences industry. Other executive-level positions held by Eddie include CEO for Medibuy, Inc., an Internet-based healthcare exchange and supply chain efficiency solutions provider, chief financial officer (CFO) and then CEO for empactHealth.com, a healthcare e-commerce company, CFO for HIE, Inc., a healthcare IT company and provider of decision support services, and CFO and executive vice president for Inforum, Inc., a strategic planning and decision support solutions provider for healthcare organizations.

FINANCIAL EXPECTATIONS
Revenues for the third quarter of 2006 are expected to approximate $7.0 to $7.2 million, an increase of approximately $0.2 to $0.4 million over the same quarter in the prior year, resulting from growth in our hospital-based channel, split between survey and research products and our HealthStream Learning Center subscriber base. Revenues for the third quarter of 2006 from our hospital-based channel are expected to be comparable with the second quarter of 2006, with growth in our courseware subscriptions expected to offset seasonal declines in our survey and research product revenues. We expect revenues from our pharmaceutical and medical device channel to be lower during the third quarter of 2006 as compared to the same quarter in the prior year and the second quarter of 2006, due to declines in project-based revenues.

We anticipate gross margins for the third quarter of 2006 will be comparable with the same quarter in the prior year. Product development and sales expenses are expected to increase over both the same quarter in the prior year and the second quarter of 2006, while marketing expenses are expected to decline from levels experienced during the second quarter of 2006 (as a result of the Learning Summit) but are expected to increase moderately over the same quarter in the prior year. Net income for the third quarter of 2006 is expected to approximate $50,000 to $250,000, a decline from the same quarter in the prior year due to investment in product development, sales and account management personnel, increased spending on marketing associated with new product launches, and share-based compensation. Net income

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expectations also reflect a decline over the second quarter of 2006, attributable to both the decline in project-based revenues and increased amortization expense associated with new product launches.

We continue to anticipate full-year 2006 revenue growth of 13 to 15 percent, with revenue for each quarter during the second half of 2006 reflecting improvement over the same quarter in the prior year. We also anticipate gross margins to be comparable with 2005 levels, but anticipate lower net income during the second half of 2006 as we continue to invest in product development, sales and account management personnel, and marketing associated with product launches. We still anticipate net income for 2006 to be comparable with 2005 results. We are increasing our full year estimate of share-based compensation expense resulting from the adoption of SFAS 123 R to $0.7 million for 2006, primarily due to additional stock-option grants to new management personnel.

Commenting on second quarter results, Robert A. Frist, Jr., chief executive officer, said, "We are excited to welcome Eddie Pearson as an outstanding addition to our executive team. His executive-level experience in healthcare and technology adds high visibility and industry contacts to the Company. We are also gaining visibility in the financial community, as demonstrated by Noble Financial Group's decision to initiate coverage of us -- as Avondale Partners currently does -- and by our addition to the William Blair Healthcare IT Index. We believe these developments will increase investor awareness of the Company, helping to broaden our shareholder base."

A conference call with Robert A. Frist, Jr., chief executive officer, Susan A. Brownie, senior vice president and chief financial officer, and Mollie Elizabeth Condra, director of communications, research, and investor relations will be held on Wednesday, July 26 at 9:00 a.m. (EST). To listen to the conference, please dial 877-407-0782 (no conference ID number needed) if you are calling within the domestic U.S. If you are an international caller, please dial 201-689-8567 (no conference ID number needed). The conference may also be accessed by going to http://www.healthstream.com/Investors/index.htm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 877-660-6853 (conference ID #209218 and account #286) for domestic callers and 201-612-7415 (conference ID #209218 and account #286) for international callers.

ABOUT HEALTHSTREAM
HealthStream (NASDAQ: HSTM) is a leading provider of learning solutions for the healthcare industry. Approximately 1.38 million contracted healthcare professionals have selected the Internet-based HealthStream Learning Center(TM), HealthStream's learning platform. The Company's learning products and services are used by healthcare organizations to meet the full range of their training needs, including training and assessment. Once subscribed to the HealthStream Learning Center(TM), customers benefit from increased compliance, reduced risks, and improved learning effectiveness. In addition, HealthStream has pioneered a new collaboration with pharmaceutical and medical device companies to assist them in product launch and market education initiatives within the Company's nationwide network of hospital customers. (www.healthstream.com)

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                               HEALTHSTREAM, INC.
                             SUMMARY FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   THREE MONTHS ENDED   SIX MONTHS ENDED
                                                                        JUNE 30,             JUNE 30,
                                                                   2006        2005       2006      2005
                                                                   ----        ----       ----      ----
Revenues                                                         $  8,224    $  6,806    $15,746   $12,489


Operating expenses:
    Cost of revenues (excluding depreciation and amortization)
                                                                    3,162       2,460      5,737     4,495
   Product development                                                837         743      1,726     1,380
   Sales and marketing                                              2,033       1,601      3,662     2,792
   Depreciation and amortization                                      667         760      1,311     1,378
   Other general and administrative                                 1,397       1,272      2,634     2,428
                                                                 --------    --------    -------   -------
      Total operating expenses                                      8,096       6,836     15,070    12,473

Operating income (loss)                                               128         (30)       676        16
   Other income, net                                                  153          68        287       166
                                                                 --------    --------    -------   -------
Income before income taxes                                            281          38        963       182
    Income tax provision (benefit)                                     (8)         15         16        15
                                                                 --------    --------    -------   -------
Net income                                                       $    289    $     23    $   947   $   167
                                                                 ========    ========    =======   =======

Net income per share:
Net income per share, basic                                      $   0.01    $   0.00    $  0.04   $  0.01
                                                                 ========    ========    =======   =======
Net income per share, diluted                                    $   0.01    $   0.00    $  0.04   $  0.01
                                                                 ========    ========    =======   =======

Weighted average shares outstanding:
Basic                                                              21,475      21,054     21,380    20,870
                                                                 ========    ========    =======   =======
Diluted                                                            22,469      22,064     22,304    21,766
                                                                 ========    ========    =======   =======



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                       SUMMARY FINANCIAL DATA - CONTINUED
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


INCOME BEFORE INTEREST, TAXES, SHARE-BASED COMPENSATION, DEPRECIATION AND AMORTIZATION OR EBITDA(1):


                                                             THREE MONTHS ENDED       SIX MONTHS ENDED
                                                                  JUNE 30,                JUNE 30,
                                                               2006         2005       2006         2005
                                                               ----         ----       ----         ----
Net income                                                   $   289      $  23      $   947      $   167
Interest income                                                 (162)       (62)        (305)        (168)
Interest expense                                                   9          4           18            8
Income taxes                                                      (8)        15           16           15
Share-based compensation expense                                 228         --          378           --
Depreciation and amortization                                    667        760        1,311        1,378
                                                             -------      -----      -------      -------
Income before interest, taxes, share-based compensation,
     depreciation and amortization                           $ 1,023      $ 740      $ 2,365      $ 1,400
                                                             =======      =====      =======      =======


(1) In order to better assess the Company's financial results, management believes that income before interest, taxes, share-based compensation, depreciation and amortization ("EBITDA") is an appropriate measure for evaluating the operating performance of the Company at this stage in its life cycle because EBITDA reflects net income adjusted for non-cash and non-operating items. EBITDA is also used by many investors to assess the Company's results from current operations. EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under generally accepted accounting principles. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles, it is susceptible to varying calculations. Accordingly, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.


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                               HEALTHSTREAM, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                       JUNE 30,     DECEMBER 31,
                                                                        2006          2005(1)
                                                                        ----          -------
ASSETS
Current assets:
     Cash, short term investments and related interest receivable      $ 13,409       $ 12,194
     Accounts and unbilled receivables, net (2)                           4,982          5,397
     Prepaid and other current assets                                     3,013          1,636
                                                                       --------       --------
          Total current assets                                           21,404         19,227

Property and equipment, net                                               2,161          2,103
Goodwill and intangible assets, net                                      13,327         13,582
Other assets                                                                683            304
                                                                       --------       --------
          Total assets                                                 $ 37,575       $ 35,216
                                                                       ========       ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable, accrued and other liabilities                   $  3,882       $  4,531
     Deferred revenue                                                     5,011          4,503
     Current portion of long-term liabilities                               185            166
                                                                       --------       --------
          Total current liabilities                                       9,078          9,200

Long-term liabilities, net of current portion                               721            216
                                                                       --------       --------
          Total liabilities                                               9,799          9,416

Shareholders' equity:
     Common stock                                                        94,829         93,800
     Accumulated deficit                                                (67,053)       (68,000)
                                                                       --------       --------
          Total shareholders' equity                                     27,776         25,800
                                                                       --------       --------

          Total liabilities and shareholders' equity                   $ 37,575       $ 35,216
                                                                       ========       ========



(1) Derived from audited financial statements contained in the Company's filing on Form 10-K for the year ended December 31, 2005.

(2) Includes unbilled receivables of $680 and $706 and other receivables of $14 and $10 at June 30, 2006 and December 31, 2005, respectively.



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This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2006 that involve risks and uncertainties regarding HealthStream. These statements are based upon management's beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The forward-looking statements are subject to significant uncertainties and other matters referenced in the Company's Annual Report on Form 10-K and in the Company's other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.


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